Exhibit 12.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated April 12, 2024 with respect to the audited balance sheets of PGD Eco Solutions, Inc. (the Entity) as of December 31, 2023 and 2022 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

April 12, 2024